Exhibit 99.1

One Tellabs Center
1415 West Diehl Road
Naperville, IL 60563
United States

NEWS RELEASE	FOR IMMEDIATE RELEASE
Jan. 27, 2009

Tellabs reports fourth-quarter revenue of $408 million

Company earns 3 cents per share in fourth quarter

Naperville, Ill. — Tellabs today reported fourth-quarter 2008 revenue of $408 million, down 13% from $469 million in the fourth quarter of 2007. For the year 2008, Tellabs revenue totaled $1.7 billion, down 10% from $1.9 billion in 2007.

On a GAAP basis, Tellabs earned 3 cents per share in the fourth quarter of 2008, up from 1 cent per share in the fourth quarter of 2007. GAAP earnings in the fourth quarter of 2008 were $13 million, up 103% from $6 million in the year-ago quarter. Fourth-quarter 2008 earnings were positively impacted by a tax benefit.

On a non-GAAP basis, Tellabs earned 9 cents per share in the fourth quarter of 2008, up from 4 cents per share in the fourth quarter of 2007. Non-GAAP earnings were $35 million in the fourth quarter of 2008, up 102% from $17 million in the fourth quarter of 2007. Non-GAAP results exclude pretax charges of $39 million, including $5 million or 0.8 cents per share in equity-based compensation expense.

For the year 2008 on a GAAP basis, Tellabs reported a loss of $930 million or $2.32 per share, compared with earnings of $65 million or 15 cents per share for the year 2007. Tellabs’ 2008 non-GAAP earnings were $137 million or 34 cents per share, up 31% from $104 million or 24 cents per share in 2007. Non-GAAP earnings exclude a previously announced $988 million non-cash goodwill impairment charge, and other charges of $101 million, including $26 million or 4.4 cents per share in equity-based compensation.

Tellabs has successfully implemented its previously announced plan to increase gross profit margins and reduce operating expenses in order to achieve $100 million in savings. GAAP gross margins rose to 41.6% in 2008 from 33.4% in 2007. Some of the improvement in non-GAAP gross profit margins, which rose to 38.5% in 2008 from 35.5% in 2007, resulted from the $100 million savings plan. Going forward, Tellabs 2009 non-GAAP quarterly operating expenses are expected to be lower than in 2008.

“Customers continued to choose Tellabs this quarter. BT placed orders for the Tellabs 8600 system, marking our 96th customer for this product. A new cable TV multiple system operator (MSO) customer selected Tellabs 7100 system for optical networking,” said Rob Pullen, Tellabs president and chief executive officer. “In these tough times, Tellabs is focused on improving profitability – both for our customers and for our company – and investing for the future to emerge stronger after the downturn. We help customers succeed by enabling new service revenue, reducing capital expenses and cutting operating expenses.”

Broadband — Fourth-quarter 2008 revenue from the broadband segment totaled $227 million, down 17% from $274 million in the fourth quarter of 2007. Full-year 2008 revenue from the broadband segment was $920 million, down 10% from $1,018 million in 2007. Within the broadband segment, for the fourth quarter of 2008:

•	Data revenue was $60 million, up 49% from $40 million in the year-ago quarter.

•	Access revenue was $98 million, down 36% from $154 million in the year-ago quarter.

•	Managed access revenue was $69 million, down 14% from $80 million in the year-ago quarter.

Transport — Fourth-quarter 2008 revenue from the transport segment totaled $124 million, down 9% from $136 million in the fourth quarter of 2007. Full-year 2008 revenue from the transport segment was $580 million, down 14% from $673 million in 2007.

Services — Fourth-quarter 2008 services revenue was $57 million, down 3% from $59 million in the fourth quarter of 2007. Full-year 2008 revenue from the services segment was $229 million, up 3% from $222 million in 2007.

First-Quarter 2009 Guidance — The following statements are forward-looking statements that are based on current expectations and involve risks and uncertainties, some of which are set forth below. Tellabs expects current market conditions to continue. We expect first-quarter 2009 revenue to be in the $345 million to $375 million range. First-quarter 2009 non-GAAP gross margin is expected to be flat, plus or minus a point or two, depending on product mix, compared with the fourth quarter of 2008; non-GAAP gross margin excludes about $1 million in equity-based compensation expense. First-quarter 2009 non-GAAP operating expense is expected to be flat to slightly down from the fourth quarter of 2008. Non-GAAP operating expense excludes about $10 million in equity-based compensation expense and amortization of purchased intangibles.

Share Repurchase — Under previously announced share repurchase plans, Tellabs repurchased 2.7 million shares for $10.3 million during the fourth quarter of 2008.

Simultaneous Webcast and Teleconference Replay — Tellabs will host an investor teleconference at 7:30 a.m. Central Standard Time today to discuss its fourth-quarter results and provide its outlook for the first quarter of 2009. Internet users can hear a simultaneous webcast of the teleconference at www.tellabs.com; click on the webcast icon. A taped replay of the call will be available beginning at approximately 10:30 a.m. Central Standard Time today, until 10:30 p.m. Central Standard Time on Thursday, Jan. 29, at 800-642-1687. (Outside the United States, call 706-645-9291.) When prompted, enter the Tellabs conference ID number: 80042726. A podcast of the call will be available at www.tellabs.com/news/feeds/ later today.

About Tellabs — Tellabs advances telecommunications networks to meet the evolving needs of users. Solutions from Tellabs enable service providers to deliver high-quality voice, video and data services over wireline and wireless networks around the world. Tellabs (NASDAQ: TLAB) is part of the NASDAQ Global Select Market, Ocean Tomo 300™ Patent Index, the S&P 500 and several corporate responsibility indexes including FTSE4Good and eight KLD indexes. www.tellabs.com

###

Forward-Looking Statements — This news release, which includes the results of operations discussion that follows, contains forward-looking statements, including but not limited to the first quarter 2009 guidance and cost savings information contained in this release, that involve risks and uncertainties. Actual results may differ from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, risks associated with: the competitive landscape, including pricing and margin pressures, the response of customers and competitors, industry consolidation, the introduction of new products, the entrance into new markets, the ability to secure necessary resources, the ability to realize anticipated savings under our cost-reduction initiatives, and overall negative economic conditions generally and disruptions in credit and capital markets, including specific impacts of these conditions on the telecommunications industry. In light of these factors investors are advised not to rely on forward looking statements in deciding whether to buy, sell or hold the company’s securities. The company undertakes no obligation to revise or update these forward- looking statements to reflect events or circumstances after today or to reflect the occurrence of unanticipated events. For a more detailed description of the risk factors, please refer to the company’s SEC filings.

MEDIA CONTACT: George Stenitzer, +1.630.798.3800, george.stenitzer@tellabs.com

INVESTOR CONTACT: Tom Scottino, +1.630.798.3602, tom.scottino@tellabs.com

Editor’s Note: The complete text of this release is available at www.tellabs.com/news/2009/4q08.pdf

Tellabs® and are trademarks of Tellabs or its affiliates in the United States and/or other countries. Any other company or product names mentioned herein may be trademarks of their respective companies.

TELLABS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Fourth Quarter		Year
In millions, except per-share data	1/2/09	12/28/07	1/2/09	12/28/07
	Unaudited		Unaudited
Revenue
Products	$351.0	$409.9	$1,500.0	$1,691.3
Services	57.3	59.2	229.0	222.1

Total revenue	408.3	469.1	1,729.0	1,913.4

Cost of Revenue
Products	199.5	271.2	912.0	1,085.9
Services	39.0	41.4	156.9	153.2

Total cost of revenue	238.5	312.6	1,068.9	1,239.1

Gross Profit	169.8	156.5	660.1	674.3

Gross profit as a percentage of revenue	41.6%	33.4%	38.2%	35.2%

Gross profit as a percentage of revenue - products	43.2%	33.8%	39.2%	35.8%
Gross profit as a percentage of revenue - services	31.9%	30.1%	31.5%	31.0%

Operating Expenses
Research and development	71.9	86.7	305.2	343.1
Sales and marketing	40.5	44.6	170.0	176.6
General and administrative	26.8	24.3	101.8	99.1
Intangible asset amortization	6.5	5.6	23.9	22.5
Restructuring and other charges	17.7	0.2	40.9	5.8
Goodwill impairment	—	—	988.3	—

Total operating expenses	163.4	161.4	1,630.1	647.1

Operating Earnings (Loss)	6.4	(4.9)	(970.0)	27.2

Other Income (Expense)
Interest income, net	6.1	12.6	34.8	50.9
Other expense, net	(12.3)	(6.1)	(17.3)	(7.9)

Total other (expense) income	(6.2)	6.5	17.5	43.0

Earnings (Loss) Before Income Tax	0.2	1.6	(952.5)	70.2
Income tax benefit (expense)	12.6	4.7	22.4	(5.2)

Net Earnings (Loss)	$12.8	$6.3	$(930.1)	$65.0

Net Earnings (Loss) Per Share
Basic	$0.03	$0.01	$(2.32)	$0.15

Diluted	$0.03	$0.01	$(2.32)	$0.15

Weighted Average Shares Outstanding
Basic	397.2	430.7	400.1	436.6

Diluted	397.4	433.0	400.1	441.1

TELLABS, INC.

CONSOLIDATED BALANCE SHEETS

	1/2/09	12/28/07
In millions, except share data	Unaudited
Assets
Current Assets
Cash and cash equivalents	$376.1	$213.0
Investments in marketable securities	776.0	1,005.5

Total cash and investments	1,152.1	1,218.5
Other marketable securities	179.1	291.0
Accounts receivable, net of allowances of $1.4 and $3.0	332.7	363.8
Inventories
Raw materials	34.3	35.3
Work in process	13.9	11.7
Finished goods	128.8	124.2

Total inventories	177.0	171.2
Income taxes	38.7	10.6
Miscellaneous receivables and other current assets	56.3	56.6

Total Current Assets	1,935.9	2,111.7

Property, Plant and Equipment
Land	21.1	21.2
Buildings and improvements	201.7	209.6
Equipment	419.9	439.3

Total property, plant & equipment	642.7	670.1
Accumulated depreciation	(364.4)	(367.7)

Property, plant and equipment, net	278.3	302.4
Goodwill	122.4	1,110.5
Intangible Assets, net of amortization	44.2	67.0
Other Assets	127.5	155.0

Total Assets	$2,508.3	$3,746.6

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$84.1	$91.3
Accrued compensation	60.7	49.1
Restructuring and other charges	17.7	10.8
Income taxes	71.9	83.8
Stock loan	179.1	291.0
Deferred revenue	34.6	30.0
Other accrued liabilities	91.4	117.0

Total Current Liabilities	539.5	673.0

Long-Term Restructuring Liabilities	13.4	14.4
Income Taxes	60.8	78.9
Other Long-Term Liabilities	48.1	67.0

Stockholders’ Equity
Preferred stock: authorized 5,000,000 shares of $0.01 par value; no shares issued and outstanding	—	—
Common stock: authorized 1,000,000,000 shares of $0.01 par value; 495,757,314 and 493,900,528 shares issued	4.9	4.9

Additional paid-in capital	1,486.0	1,459.5
Treasury stock, at cost: 100,088,341 and 75,177,591 shares	(952.4)	(796.7)
Retained earnings	1,183.2	2,113.3
Accumulated other comprehensive income	124.8	132.3

Total Stockholders’ Equity	1,846.5	2,913.3

Total Liabilities and Stockholders’ Equity	$2,508.3	$3,746.6

TELLABS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOW

	Year
	1/2/09	12/28/07
In millions	Unaudited
Operating Activities
Net (loss) earnings	$(930.1)	$65.0
Adjustments to reconcile net (loss) earnings to net cash provided by operating activities:
Depreciation and amortization	87.4	90.7
Loss on disposal of property, plant and equipment	9.5	2.1
Goodwill impairment	988.3	—
Equity-based compensation	26.3	32.1
Deferred income taxes	(34.4)	(2.7)
Excess tax benefits from equity-based compensation	(0.1)	(2.1)
Restructuring and other charges	40.9	5.8
Other than temporary impairment charge	10.7	5.7
Net changes in assets and liabilities:
Accounts receivable	16.2	68.4
Inventories	(15.1)	3.7
Miscellaneous receivables and other current assets	(18.1)	2.5
Other assets	12.3	14.9
Accounts payable	1.3	(40.0)
Restructuring and other charges	(35.1)	(10.7)
Deferred revenue	4.6	(25.4)
Other accrued liabilities	(13.0)	(32.2)
Income taxes	(11.5)	(29.3)
Other long-term liabilities	(9.3)	(15.0)

Net Cash Provided by Operating Activities	130.8	133.5

Investing Activities
Capital expenditures	(50.1)	(57.7)
Proceeds on disposals of property, plant and equipment	0.3	—
Payments for purchases of investments	(1,661.7)	(1,240.4)
Proceeds from sales and maturities of investments	1,896.9	1,380.9

Net Cash Provided by Investing Activities	185.4	82.8

Financing Activities
Proceeds from issuance of common stock under stock plans	0.8	31.4
Repurchase of common stock	(155.7)	(198.0)
Excess tax benefits from equity-based compensation	0.1	2.1

Net Cash Used for Financing Activities	(154.8)	(164.5)

Effect of Exchange Rate Changes on Cash	1.7	7.6

Net Increase in Cash and Cash Equivalents	163.1	59.4
Cash and Cash Equivalents—Beginning of Year	213.0	153.6

Cash and Cash Equivalents—End of Year	$376.1	$213.0

RESULTS OF OPERATIONS

For the fourth quarter of 2008, revenue was $408.3 million, down 13.0% from $469.1 million in the fourth quarter of 2007. For the year 2008, revenue was $1,729.0 million, down 9.6% from $1,913.4 million in 2007. On a quarterly basis, revenue declined in all three segments. On a full-year basis, revenue declines in the Broadband and Transport segments were partially offset by higher revenue in the Services segment.

Consolidated gross margin in the fourth quarter was 41.6%, up 8.2 percentage points from 33.4% in the fourth quarter of 2007. The increase in consolidated gross product margin was driven by improved product and customer mix and product cost reductions. For the full year, these same factors increased consolidated gross margin by 3.0 percentage points.

Operating expenses in the fourth quarter of 2008 were $163.4 million, up from $161.4 million in the fourth quarter of 2007. Restructuring and other charges of $17.7 million offset $15.5 million in expense reductions as we completed a previously announced $100 million cost-reduction plan. Based on announced actions, management expects to meet or exceed original plan targets. For the full year, operating expenses were $1,630.1 million, up $983.0 million, compared with 2007. The year-over-year increase in operating expenses was due to a goodwill impairment charge of $988.3 million in the third quarter of 2008 and restructuring and other charges of $40.9 million during the year, which offset a $40.4 million decrease in operating expenses primarily from the $100 million cost-reduction program.

Net earnings for the fourth quarter of 2008 were $12.8 million or $0.03 per share (basic and diluted), compared with $6.3 million or $0.01 per share (basic and diluted) in the same period of 2007. Net loss for the year 2008, driven primarily by the goodwill impairment charge, was $930.1 million or $2.32 per share, compared with net earnings of $65.0 million or $0.15 per share (basic and diluted) in 2007.

Our fourth quarter contained 14 weeks in 2008 instead of the typical 13 weeks. This change, which is normal for companies that use a 52/53 week financial calendar, occurs once every five years. As a result of the extra week, our fiscal year ended on January 2, 2009. We estimate that approximately 2% of fourth-quarter revenue would have normally been part of the subsequent quarter. The extra week in the fourth quarter of 2008 contributed additional operating expenses of approximately $4 million of payroll and related expenses.

Revenue (in millions)

	Fourth Quarter			Year
	2008	2007	Change	2008	2007	Change
Products	$351.0	$409.9	(14.4)%	$1,500.0	$1,691.3	(11.3)%
Services	57.3	59.2	(3.2)%	229.0	222.1	3.1%

Total revenue	$408.3	$469.1	(13.0)%	$1,729.0	$1,913.4	(9.6)%

Product revenue decreased $58.9 million in the fourth quarter of 2008, compared with the fourth quarter of 2007. For the full year 2008, product revenue decreased $191.3 million compared with 2007. Broadband and Transport segment revenue decreased in both periods.

The decline in Broadband revenue for both periods was driven by lower access and managed access revenue that offset increases in data revenue, which grew 49% quarter over quarter and 34% year over year. Throughout 2008, data revenue growth was driven by the continuing acceptance of the Tellabs® 8600 platform.

The quarterly decline in Transport revenue was driven primarily by lower revenue from the Tellabs® 7100 optical transport system (OTS), partially offset by increased revenue from the Tellabs® 3000 voice-quality enhancement (VQE) and Tellabs® 5500 systems. On a full-year basis, revenue declines for the Tellabs 5500 system and other cross-connect systems were partially offset by increased revenue from the Tellabs 7100 OTS and Tellabs 3000 VQE systems.

Services revenue decreased $1.9 million in the fourth quarter of 2008 compared with the same period in 2007. For the full year 2008, Services revenue increased $6.9 million compared with 2007. The full-year revenue increase was driven by increased professional and support services revenue, which offset a decrease in deployment services revenue.

On a geographic basis, revenue in North America (United States and Canada) was $268.0 million in the fourth quarter of 2008, down 19.7% from the year-ago quarter. Revenue outside North America was $140.3 million in the fourth quarter of 2008, up 3.8% from the year-ago quarter. Currency fluctuations between the fourth quarter of 2007 and the fourth quarter of 2008 unfavorably impacted revenue outside the United States by approximately $15 million. For the full year, North America revenue was $1,168.6 million, down 17.3% from a year ago and revenue from outside North America was $560.4 million, up 12.1% from a year ago. Shifting currency rates between the full-year 2007 and the full-year 2008 favorably impacted revenue outside the United States by approximately $16 million.

Gross Margin

	Fourth Quarter			Year
	2008	2007	% Point Change	2008	2007	% Point Change
Products	43.2%	33.8%	9.4	39.2%	35.8%	3.4
Services	31.9%	30.1%	1.8	31.5%	31.0%	0.5
Consolidated	41.6%	33.4%	8.2	38.2%	35.2%	3.0

Fourth quarter 2008 product gross margin increased 9.4 percentage points compared with the fourth quarter of 2007. This increase was driven primarily by margin improvements on the Tellabs 7100 OTS and the Tellabs® 1600 Optical Network Terminal (ONT), and higher levels of Tellabs 5500 system revenue. Full-year 2008 product gross margin increased 3.4 percentage points compared with 2007. The increase was driven by margin improvements on the Tellabs 1600 ONT and the Tellabs 7100 OTS, and higher levels of revenue from the Tellabs® 8600 and 8800 platforms, offset by lower revenue from the Tellabs 5500 and Tellabs® 1000 platforms. In addition, warranty expense declined due to lower rates of return, volume of shipments and repair costs.

Services gross margin increased in the fourth quarter of 2008 and the full year compared with the year-ago periods. The increase in both periods reflects growth in higher margin professional services and support services revenue coupled with a decline in lower margin deployment services revenue.

Operating Expenses (in millions)

	Fourth Quarter			Percent of Revenue
	2008	2007	Change	2008	2007
Research and development	$71.9	$86.7	$(14.8)	17.6%	18.5%
Sales and marketing	40.5	44.6	(4.1)	9.9%	9.5%
General and administrative	26.8	24.3	2.5	6.6%	5.2%

Subtotal	139.2	155.6	(16.4)	34.1%	33.2%

Intangible asset amortization	6.5	5.6	0.9
Restructuring and other charges	17.7	0.2	17.5

Total operating expenses	$163.4	$161.4	$2.0

	Year			Percent of Revenue
	2008	2007	Change	2008	2007
Research and development	$305.2	$343.1	$(37.9)	17.7%	17.9%
Sales and marketing	170.0	176.6	(6.6)	9.8%	9.2%
General and administrative	101.8	99.1	2.7	5.9%	5.2%

Subtotal	577.0	618.8	(41.8)	33.4%	32.3%

Intangible asset amortization	23.9	22.5	1.4
Restructuring and other charges	40.9	5.8	35.1
Goodwill impairment charge	988.3	—	988.3

Total operating expenses	$1,630.1	$647.1	$983.0

Operating expenses increased by $2.0 million to $163.4 million in the fourth quarter of 2008, compared with $161.4 million in the fourth quarter of 2007. Restructuring and other charges, which increased by $17.5 million, were offset by a net decrease in all other operating expenses of $15.5 million. For the full year of 2008, operating expenses increased by $983.0 million to $1,630.1 million compared with the same period in 2007. Savings from the $100 million cost-reduction program were more than offset by a goodwill impairment charge of $988.3 million in the third quarter and restructuring and other charges of $40.9 million. General and administrative expenses in the fourth quarter and full year of 2008 included increased legal expenses as a result of current lawsuits.

Restructuring and other charges of $17.7 million in the fourth quarter of 2008 primarily reflect severance, facility- and asset-related charges. For the full year of 2008, restructuring and other charges of $40.9 million primarily consist of severance, facility- and asset- related charges and the previously mentioned consolidation of several facilities that are all related to cost reductions from the $100 million program.

Other Income (in millions)

	Fourth Quarter			Year
	2008	2007	Change	2008	2007	Change
Interest income, net	$6.1	$12.6	$(6.5)	$34.8	$50.9	$(16.1)
Other expense, net	(12.3)	(6.1)	(6.2)	(17.3)	(7.9)	(9.4)

Total	$(6.2)	$6.5	$(12.7)	$17.5	$43.0	$(25.5)

Interest income, net, was lower in the fourth quarter of 2008 and the full year of 2008 compared with the comparable periods in 2007. To preserve capital, we repositioned our investment portfolio, which currently consists of government, FDIC-backed and government-agency bonds and notes. As a result of repositioning the portfolio, the current interest rate environment and lower invested balances, we earned lower interest income in both time periods. Other expense, net, was higher in the fourth quarter of 2008 compared with 2007 due primarily to the write-down of $9.3 million in long-term equity investments in partnerships and start-up technology companies. For the full year, other expense, net, included charges of $10.7 million for the write-down of long-term equity investments in partnerships and start-up technology companies, as well as an other-than-temporary impairment from investments in marketable securities.

Income Taxes

For the fourth quarter of 2008 we recorded an income tax benefit of $12.6 million compared with a benefit of $4.7 million for the fourth quarter of 2007. For the full year of 2008, we recorded an income tax benefit of $22.4 million compared with income tax expense of $5.2 million for the full year of 2007. The tax benefit for the fourth quarter reflects the impact of $17.3 million in additional tax benefits associated with the goodwill impairment charges recorded in the third quarter, partially offset by $4.7 million in tax expense primarily related to income generated by subsidiaries outside the U.S. The tax benefit for the full year 2008 reflects the $34.8 million tax benefit related to the resolution of federal income tax audits for the period 2001 through 2005 that was recorded in the second quarter. Additionally, the full year 2008 tax benefit excludes a benefit for U.S. research and development credits due to the establishment of valuation allowances against our domestic deferred tax assets.

Segments

Segment Revenue (in millions)

	Fourth Quarter			Year
	2008	2007	Change	2008	2007	Change
Broadband	$227.0	$274.3	(17.2)%	$919.9	$1,018.6	(9.7)%
Transport	124.0	135.6	(8.6)%	580.1	672.7	(13.8)%
Services	57.3	59.2	(3.2)%	229.0	222.1	3.1%

Total revenue	$408.3	$469.1	(13.0)%	$1,729.0	$1,913.4	(9.6)%

Segment Profit* (in millions)

	Fourth Quarter			Year
	2008	2007	Change	2008	2007	Change
Broadband	$35.4	$31.6	12.0%	$115.7	$39.1	195.9%
Transport	46.3	24.1	92.1%	178.0	237.5	(25.1)%
Services	19.0	18.8	1.1%	75.5	72.2	4.6%

Total segment profit	$100.7	$74.5	35.2%	$369.2	$348.8	5.8%

*	We define segment profit as gross profit less research and development expenses. Segment profit excludes sales and marketing expenses, general and administrative expenses, the amortization of intangibles, restructuring and other charges, the impact of equity-based compensation (which contains restricted stock and performance stock units granted after June 30, 2006, and stock options), and the goodwill impairment charge.

Broadband

Revenue

Revenue from the Broadband segment was $227.0 million in the fourth quarter of 2008, down $47.3 million from the prior-year quarter. For the full year of 2008, revenue from the Broadband segment was $919.9 million, down $98.7 million from the full year of 2007. The decline in Broadband revenue for both periods was driven by lower access and managed access revenue that offset increases in data revenue.

Access revenue decreased to $98.2 million in the fourth quarter of 2008 from $154.0 million in the comparable period of 2007. Access revenue decreased and will likely continue to decrease as several key customers are transitioning to alternative network architectures. For the full year, approximately 71% of 2008 access revenue came from fiber-based platforms with the balance coming from copper-based platforms.

Managed access revenue decreased to $69.2 million in the fourth quarter of 2008 from $80.3 million in the same quarter of 2007. For the full year of 2008, managed access revenue decreased to $289.9 million from $291.3 million in 2007. In both periods, increased Tellabs® 6300 SDH transport revenue was offset by lower revenue from the Tellabs® 8100 managed access system.

Data product revenue was $59.6 million in the fourth quarter of 2008, up 49.0% from $40.0 million in the fourth quarter of 2007. For the full year of 2008, data product revenue was $215.1 million, up 34.0% compared with 2007. Revenue benefited in both time periods from the continuing rollout of our next-generation wireless backhaul solution in multiple geographic regions.

Segment Profit

Broadband segment profit was $35.4 million in the fourth quarter of 2008, compared with $31.6 million in the fourth quarter of 2007. For the full year of 2008, Broadband segment profit was $115.7 million, an increase of $76.6 million from $39.1 million in the comparable period of 2007. In both periods, the increase in segment profit was driven by margin improvements associated with the Tellabs 1600 ONT, higher revenue from data products and reduced research and development expenses.

Transport

Revenue

Revenue from the Transport segment was down $11.6 million to $124.0 million in the fourth quarter of 2008, compared with $135.6 million in the fourth quarter of 2007. For the full year, transport revenue was down $92.6 million to $580.1 million, compared with 2007.

The quarterly decline in Transport revenue was driven primarily by lower revenue from the Tellabs 7100 OTS, partially offset by increased revenue from the Tellabs 3000 VQE and Tellabs 5500 systems. On a full-year basis, revenue declines for the Tellabs 5500 system and other digital cross-connect systems were partially offset by increased revenue from the Tellabs 7100 OTS and Tellabs 3000 VQE.

During the fourth quarter of 2008, Tellabs 5500 digital cross-connect product revenue from new systems, system expansions and system upgrades grew to approximately 48% of the total, up from 17% in the prior quarter. This increase was driven primarily by two customers that purchased a significant amount of system upgrades. For the full year of 2008, this percentage was approximately 35%. The remaining balances consisted of port-card growth on the installed base.

Segment Profit

Transport segment profit increased to $46.3 million in the fourth quarter of 2008 compared with $24.1 million in the fourth quarter of 2007, driven by margin improvements on the Tellabs 7100 OTS and higher Tellabs 5500 digital cross-connect revenue. For the full year of 2008 Transport segment profit was $178.0 million, compared with $237.5 million in 2007. Segment profit for the year decreased as lower revenue from digital cross-connects offset higher revenue and improved margins from the Tellabs 7100 OTS.

Services

Revenue

Revenue from the Services segment was $57.3 million for the fourth quarter of 2008, compared with $59.2 million in the fourth quarter of 2007. For the full year of 2008, revenue from the Services segment increased to $229.0 million compared with $222.1 million in 2007. In both periods, professional and support services revenue increased while deployment services revenue decreased.

Segment Profit

Services segment profit was $19.0 million for the fourth quarter of 2008, compared with $18.8 million in the fourth quarter of 2007. For the full year, Services segment profit was $75.5 million in 2008, compared with $72.2 million in 2007. The increase in segment profit for the fourth quarter and full year came from increased revenue for higher-margin professional and support services, partially offset by lower margin from deployment services.

Financial Condition, Liquidity & Capital Resources

Our principal source of liquidity remained our cash, cash equivalents and marketable securities of $1,152.1 million, as of the end of the fourth quarter of 2008, which decreased by $15.0 million during the quarter and $66.4 million since year-end 2007. In the fourth quarter of 2008, we generated $1.1 million in cash from operating activities. For the full year of 2008, we generated $130.8 million in cash from operating activities. The decrease in cash, cash equivalents and marketable securities in the fourth quarter of 2008 was driven primarily by cash used for capital expenditures and cash used to repurchase our common stock, partially offset by cash from operating activities. For the full year, these same factors contributed to the decrease in cash, cash equivalents and marketable securities.

During the last half of 2008, we actively balanced our investment portfolio with the goal of capital preservation. At January 2, 2009, government, FDIC-backed or government-agency bonds and notes comprised approximately 95% of the portfolio. Substantially all of our investments are highly liquid instruments. We may rebalance our portfolio from time to time which may effect the duration, credit structure and future income of our investments.

During the fourth quarter of 2008, we repurchased 2.7 million shares of our common stock at a cost of $10.3 million. For the full year, we repurchased 24.5 million shares of our common stock at a cost of $153.7 million. We may repurchase shares under the authorized open market program periodically during open trading windows when we do not have material non-public information. We provide no assurance that we will continue our repurchase activity and we may change our repurchase activity in the future. We cannot estimate the timing of any such change or the impact on our cash, cash equivalents and marketable securities.

Based on historical performance and current forecasts, we believe the company’s cash and marketable securities will satisfy working capital needs, capital expenditures and other liquidity requirements related to existing operations for the next twelve months. Future available sources of working capital, including cash, cash equivalents, and marketable securities, cash generated from future operations, short-term or long-term financing, equity offerings or any combination of these sources, should allow us to meet our long-term liquidity needs. Our current policy is to use our liquidity, financial strength and stability to fund business operations, to expand business, potentially through acquisitions, or to repurchase our common stock. We do not anticipate paying a cash dividend in the foreseeable future.

TELLABS, INC.

CONSOLIDATED NON-GAAP STATEMENTS OF INCOME (1)

(Unaudited)

	Fourth Quarter			Year
In millions, except per-share data	1/2/09	12/28/07	Change	1/2/09	12/28/07	Change
Revenue
Products	$351.0	$409.9		$1,500.0	$1,691.3
Services	57.3	59.2		229.0	222.1

Total revenue	408.3	469.1	-13.0%	1,729.0	1,913.4	-9.6%

Cost of Revenue
Products	199.1	270.4		909.7	1,083.3
Services	38.3	40.5		153.6	149.9

Total cost of revenue	237.4	310.9		1,063.3	1,233.2

Gross Profit	170.9	158.2	8.0%	665.7	680.2	-2.1%

Gross profit as a percentage of revenue	41.9%	33.7%	24.1%	38.5%	35.5%	8.3%

Gross profit as a percentage of revenue—products	43.3%	34.0%	27.2%	39.4%	35.9%	9.5%
Gross profit as a percentage of revenue—services	33.2%	31.6%	5.0%	32.9%	32.5%	1.3%

Operating Expenses
Research and development	70.2	83.7		296.5	331.4
Sales and marketing	39.4	42.8		164.8	170.3
General and administrative	25.4	22.3		95.0	92.0

Total operating expenses	135.0	148.8		556.3	593.7

Operating Earnings	35.9	9.4		109.4	86.5

Other Income
Interest income, net	6.1	12.6		34.8	50.9
Other expense, net	(3.0)	(5.6)		(7.7)	(7.4)

Total other income	3.1	7.0		27.1	43.5

Earnings Before Income Tax	39.0	16.4		136.5	130.0
Income tax (expense) benefit	(3.9)	1.0		0.4	(25.7)

Net Earnings	$35.1	$17.4		$136.9	$104.3

Net Earnings Per Share
Basic	$0.09	$0.04		$0.34	$0.24

Diluted	$0.09	$0.04		$0.34	$0.24

Weighted Average Shares Outstanding
Basic	397.2	430.7		400.1	436.6

Diluted	397.4	433.0		400.9	441.1

(1)	In addition to reporting financial results in accordance with U.S. generally accepted accounting principles, or GAAP, Tellabs, Inc. provides non-GAAP statements of income as additional information for its operating results. These measures are not in accordance with, or an alternative for, GAAP and may be different from measures used by other companies. The non-GAAP statements of income eliminate certain items of expenses and losses from cost of revenue, operating expenses and other income. The Company’s management believes that this presentation allows investors to evaluate the current operational and financial performance of the Company’s core business as an indicator of future operational and financial performance. The Company’s management uses these measures for reviewing its financial results and for business planning and performance. Tellabs, Inc.’s management discloses this information externally along with a complete reconciliation of their comparable GAAP amounts, to provide access to the detail and general nature of adjustments made to GAAP financial results. Furthermore, while some of these items have been periodically reported in Tellabs, Inc.’s statements of income, including significant restructuring and other charges, their occurrence in future periods is dependent upon future business and economic factors, among other evaluation criteria, and may frequently be beyond the control of management.

See the attached schedule disclosing the adjustments made to the above non-GAAP statements of income.

Tellabs, Inc.

Reconciliation of Non-GAAP Adjustments

(Unaudited)

	Fourth Quarter 2008 (a)			Year 2008 (b)
In millions, except per-share data	As Reported	Adjustments	Non-GAAP	As Reported	Adjustments	Non-GAAP
Cost of Revenue	$238.5	$(1.1)	$237.4	$1,068.9	$(5.6)	$1,063.3
Gross Profit	169.8	1.1	170.9	660.1	5.6	665.7
Operating Expenses	163.4	(28.4)	135.0	1,630.1	(1,073.8)	556.3
Other (Expense) Income	(6.2)	9.3	3.1	17.5	9.6	27.1
Income Tax Benefit (Expense)	12.6	(16.5)	(3.9)	22.4	(22.0)	0.4
Net Earnings (Loss)	$12.8	$22.3	35.1	$(930.1)	$1,067.0	$136.9
Earnings (Loss) Per Share—Basic	$0.03	$0.06	$0.09	$(2.32)	$2.67	$0.34
Earnings (Loss) Per Share—Diluted	$0.03	$0.06	$0.09	$(2.32)	$2.66	$0.34

	Fourth Quarter 2007 (c)			Year 2007 (d)
	As Reported	Adjustments	Non-GAAP	As Reported	Adjustments	Non-GAAP
Cost of Revenue	$312.6	$(1.7)	$310.9	$1,239.1	$(5.9)	$1,233.2
Gross Profit	156.5	1.7	158.2	674.3	5.9	680.2
Operating Expenses	161.4	(12.6)	148.8	647.1	(53.4)	593.7
Other Income	6.5	0.5	7.0	43.0	0.5	43.5
Income Tax Benefit (Expense)	4.7	(3.7)	1.0	(5.2)	(20.5)	(25.7)
Net Earnings	$6.3	$11.1	$17.4	$65.0	$39.3	$104.3
Earnings Per Share—Basic	$0.01	$0.03	$0.04	$0.15	$0.09	$0.24
Earnings Per Share—Diluted	$0.01	$0.03	$0.04	$0.15	$0.09	$0.24

Note: Equity-based compensation expense includes restricted stock and performance stock units granted after June 30, 2006 and stock options.

(a)	The $1.1 million charge to Cost of Revenue reflects equity-based compensation.

The $28.4 million charge to Operating Expenses reflects $4.2 million for equity-based compensation, $6.5 million for amortization of purchased intangible assets, and $17.7 million of restructuring expenses.

The $9.3 million charge to Other (Expense) Income reflects a loss on the write-down of long-term equity investments in partnerships and start-up technology companies.

The $16.5 million charge to Income Tax Benefit (Expense) represents the tax effects of pretax adjustments and the impacts of establishing and adjusting a valuation allowance against domestic deferred tax assets and the favorable impact of 2008 research and development credits that were reenacted in the quarter.

(b)	The $5.6 million charge to Cost of Revenue reflects equity-based compensation.

The $1,073.8 million charge to Operating Expenses reflects $20.7 million for equity-based compensation, $23.9 million for amortization of purchased intangible assets, $40.9 million of restructuring expenses and $988.3 million for a goodwill impairment charge related to the Broadband and Transport segments.

The $9.6 million charge to Other (Expense) Income reflects a $9.9 million write-down of long-term equity investments in partnerships and start-up technology companies offset by a $0.3 million gain on a sale of a long-term equity investment in a start-up technology company.

The $22.0 million charge to Income Tax Benefit (Expense) represents the tax effects of pretax adjustments and the impacts of establishing and adjusting a valuation allowance against domestic deferred tax assets and the favorable impact of 2008 research and development credits that were reenacted in the fourth quarter.

(c)	The $1.7 million charge to Cost of Revenue reflects equity-based compensation.

The $12.6 million charge to Operating Expenses reflects $6.8 million for equity-based compensation, $5.6 million for amortization of purchased intangible assets, and $0.2 million of restructuring expenses due to a change in estimate for previous restructuring plans.

The $0.5 million charge to Other Income reflects a loss on the write-down of a long-term equity investment in a start-up technology company.

The $3.7 million charge to Income Tax Benefit (Expense) represents the tax effects of pretax adjustments.

(d)	The $5.9 million charge to Cost of Revenue reflects equity-based compensation.

The $53.4 million charge to Operating Expenses reflects $25.1 million for equity-based compensation, $22.5 million for amortization of purchased intangible assets, and $5.8 million of restructuring expenses, which includes $5.5 million for a restructuring plan to reduce our workforce to meet strategic business objectives and $0.3 million due to a change in estimate for previous restructuring plans.

The $0.5 million charge to Other Income reflects a loss on the write-down of a long-term equity investment in a start-up technology company.

The $20.5 million charge to Income Tax Benefit (Expense) represents the tax effects of pretax adjustments.